Exhibit 99.1

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Adam Sragovicz, Director, Finance & Treasury

Thank you, [Operator]. Good afternoon and welcome to Encore Capital Group’s third quarter 2012 earnings call. With me on the call today are Brandon Black, our President and Chief Executive Officer, and Paul Grinberg, our Executive Vice President and Chief Financial Officer. Brandon and Paul will make prepared remarks, and then we will be happy to take your questions.

Before we begin, we have a few housekeeping items. Unless otherwise noted, all comparisons made on this conference call will be between the third quarter of 2012 and the third quarter of 2011. Throughout the call, we will use forward-looking statements, including predictions, expectations, estimates, or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment, these statements are also subject to risks and uncertainties that may cause actual results to differ materially from statements being made today. As a result, we caution you against placing undue reliance on these forward-looking statements, which speak only as of the date they are made. We will also use rounding and abbreviations in our conference call for the sake of brevity. For more detailed numbers and explanations, please refer to our Form 10-Q that was filed today with the SEC.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

We will also be referencing both GAAP and non-GAAP financial results. We believe certain non-GAAP financial measures provide useful information about our business. However, the presentation of this additional information should not be considered an alternative to, or more meaningful than, our results prepared in accordance with GAAP. Management utilizes Adjusted EBITDA, which is similar to a financial measure contained in covenants used in our credit agreement, in the evaluation of our operations, and believes this measure is a useful indicator of our ability to generate cash collections in excess of operating expenses through the liquidation of our receivable portfolios. We included information concerning adjusted operating expenses, excluding stock-based compensation expense, in order to facilitate a comparison of approximate cash costs to cash collections for the debt purchasing business in the periods presented. Once again, please be sure to see our Forms 10-K, 10-Q, and other SEC filings, including a press release issued as an exhibit to our Current Report on Form 8-K filed today, which includes a reconciliation of non-GAAP financial measures, for a more complete discussion of these factors and other risks.

As a reminder, this conference call will also be made available for replay on the Investors section of our website, and we also plan to post the prepared remarks following the conclusion of this call.

With that, let me turn the call over to Brandon Black, our President and Chief Executive Officer.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Brandon Black – President and CEO:

Thank you, Adam, and good afternoon. I appreciate you joining us for a discussion of Encore’s third quarter results.

For the quarter, we delivered strong financial results, while making investments that will provide long-term strategic advantages and further strengthen our industry-leading debt purchasing and recovery platform. Our deliberate and disciplined approach to portfolio underwriting and management again drove record earnings, record collections, and record operating cash flow.

When we look out at the current landscape, we see a number of trends that should increase Encore’s advantage as a mature, ethical and efficient industry leader. Specifically, the migration to an industry regulated by the Consumer Financial Protection Bureau will put pressure on small and mid-tier firms that are unlikely to be able to make the investments in compliance, audit and information technology that will be necessary to flourish in the new environment. In addition, as supply becomes somewhat constrained, competition will increase, and we believe that those companies without an operating or cost advantage will only be left with the option of paying up to purchase portfolios and hoping they can generate a return. Ultimately, we believe they will not be able to maintain a reasonable level of profitability, and this will lead to industry consolidation. We built Encore for the exact business and regulatory environment we’re now entering. One where success will be reserved for those companies with access to low cost capital, a differentiated operating model, an operating cost advantage, and a real commitment to respecting consumers.

Cash collections for the quarter were 246 million dollars, which was a 30 percent increase and the highest in the company’s history. These record cash collections reflect the deep insights we’ve gained into consumer behavior over the past decade and our continued focus only on accounts of those consumers who are reasonably likely to repay their debts.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Our cost-to-collect decreased 330 basis points to 40.5 percent. This reflects savings achieved through various operational strategies, which were partially offset by investments in our Internal Legal initiative, the increased hiring at our operating site in Costa Rica, and additional spending required to proactively manage the changing regulatory and legislative environment.

Earnings for the quarter were 82 cents, an increase of 37 percent over the prior year.

As anticipated, purchasing was down compared to the prior three quarters. During the quarter, we deployed just under $50 million dollars. It’s important to keep in mind that our year-to-date purchases of $409 million dollars are a 63 percent increase over last year. This was a deliberate strategy and the right strategy. We believed that market dynamics could lead to fewer purchasing opportunities in the second half of this year as compared to the previous three quarters and those lower volumes could lead to higher pricing. That is exactly what happened this quarter. Pricing increased meaningfully, especially in the fresh portfolio segment. As a result of our strong purchases in the previous three quarters, we were able to avoid overpaying for these portfolios and instead focus on our substantial existing base of accounts. It’s our belief that an increasing number of deals currently being completed by our competitors will not be profitable. We have seen periods of temporary, irrational pricing before and have thrived during those periods. If you look back to between 2005 and 2008, when we saw similar patterns in pricing, you will see that we were able to deploy capital at very strong returns while many of our competitors were unable to survive. We are better positioned today with our India and Costa Rican operations, our activity cost database and our deeper understanding of consumers. While the timing of consolidation is uncertain, we believe the historical fact pattern is clear. There is likely to be a significant number of companies who are unable to continue as independent entities, and this is expected to be a big opportunity for Encore.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

In the quarter, we completed a total of 40 individual transactions from 10 unique sellers. Credit card and consumer loan portfolios made up the majority of the purchases, or 29 million dollars. The remaining 19 million dollars was spent to acquire telecommunications portfolios. We remain committed to the purchase expectations we established of $500 million for 2012 and already have commitments of $45 million for the fourth quarter. As I said last quarter, our long-term goal is to deploy enough capital across all asset classes, including tax lien transfers, to generate 15-20 percent earnings growth.

While it is generally not our practice to comment on the performance of particular portfolios, we thought it would be helpful to update you on the large transaction that we completed in the second quarter. Performance is in line with our expectations, and we have already collected 24 percent of the purchase price within the first 4 months of ownership. This was a very complex transaction, and I want to compliment the team for an amazing job of transitioning the vast majority of the account servicing from the almost 50 external agencies used by the seller to our internal call centers. We continue to believe that our strong track record of acquiring portfolios in the secondary market positions us well for the industry consolidation that is likely to occur.

I’m pleased to report that the integration of Propel continues to proceed smoothly and is entering another exciting new phase. Now that the integration of systems, operations, and personnel has taken place, we have shifted focus to leveraging our core strengths in analytics, call center operations and understanding the financially stressed consumer. When combined with Propel’s track record of outstanding customer service, we believe these strengths will enable us to meaningfully increase originations in early 2013 when the annual delinquent tax rolls are released.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

In December, we will celebrate the one-year anniversary of our industry-first research platform, the Consumer Credit Research Institute, or CCRI. As you know, R&D is not a phrase commonly associated with debt collection or even the broader financial services industry. For years, however, Encore has made careful investments in data, technology, and expertise aimed at understanding consumer behavior. As we’ve discussed previously, the CCRI’s goal is to apply modern psychology and behavioral economics methods to understand consumer behavior in order to enhance our business model and advance a research agenda that we hope will benefit policy-makers and consumers alike.

Our work spans a number of areas, including controlled marketing tests, exploring new analytic methods, and partnerships aimed at creating new tools to help consumers better understand their financial footing. Last week, we presented preliminary results from our first complete field study, conducted in collaboration with UCLA, during which we surveyed prime and subprime consumers across a large number of psychological and demographic factors. The CCRI and UCLA are in the process of writing a complete report for publication. Once complete, the report will be available at encoreccri.org.

We believe the CCRI provides us the opportunity to have a deeper understanding than anyone in the private or public sectors about the behavior of distressed consumers. We believe this will help us change the conversation with legislators and regulators, and it will underscore our industry leadership position characterized by innovation, good science, and good intentions.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

As most of you are aware, the Consumer Financial Protection Bureau outlined its scope of influence for our industry last week. In the press release, it identified approximately 175 firms that will be subject to oversight. We were pleased to see the depth of oversight and believe this will be a positive step in the continued professionalization of our industry. We have been making significant investments in our customer support and regulatory compliance teams and that continued in the 3rd quarter. . Notably, we hired Mike Haubenstock as Vice President and Chief Risk Officer and Sheryl Wright as our Senior Vice President in charge of external affairs. Both Mike and Sheryl come to Encore at an important time in our transition to becoming a regulated entity. They will be instrumental in maintaining relationships with the CFPB, working with our internal teams to ensure we have a robust audit and compliance framework and partnering with legislators and regulators who share our commitment to a collections industry that operates ethically and treats customers with the respect they deserve. These efforts require significant investments of time and money. We believe that proactively making these investments will reinforce our position as one of the few companies with the ability to help positively shape the future of the industry.

With that, I will turn it over to Paul who will discuss our financial results in more detail.

Paul …

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Paul Grinberg – EVP and CFO

Thank you, Brandon.

As Brandon discussed, we had a very strong third quarter.

Collections reached an all-time high and continued investments in our operating platform give us confidence in our ability to expand upon the operating leverage created over the past few years. We generated record earnings from continuing operations of 82 cents per fully diluted share during the quarter, an increase of 37 percent over the third quarter of 2011.

Adjusted EBITDA, which represents the cash we generate that is available for future purchases, capital expenditures, debt service and taxes, was 151 million dollars in the third quarter, an increase of 41 percent. This strong cash flow allowed us to fund all of our portfolio acquisitions during the quarter and reduce our net debt by over 90 million dollars from the end of the second quarter. We had mentioned that the acquisition of Propel and the large portfolio purchase in the second quarter had resulted in higher than normal net debt levels. While we are very comfortable operating at even higher levels of leverage, as expected, our leverage ratio improved substantially this quarter to 1.15 times down from 1.43 times. At the end of the quarter, we had over 140 million dollars of available borrowing capacity.

Our overall cost-to-collect decreased 330 basis points to 40.5 percent, down significantly from 43.8 percent in 2011. We achieved these results even as we made investments to expand our Internal Legal channel and ramp up our new operations center in Costa Rica.

While cost to collect is an important metric, there are other related drivers of our success. One example is generating the greatest net return per dollar invested. We accomplish that by generating more gross dollars collected per investment dollar at what we believe to be the lowest cost per dollar collected in the industry.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Over time, we expect our cost-to-collect to continually improve, but also expect it to fluctuate from quarter to quarter based on seasonality, the cost of investments in new operating initiatives, and the ongoing management of the changing regulatory and legislative environment. Over the next 12 months, we will be making additional investments in more comprehensive audits of third-parties, internal compliance staff and various consumer support services.

Due primarily to the large purchasing volume and the strong performance of portfolios purchased over the last couple of years, our Estimated Remaining Collections, or ERC, at September 30th increased by 425 million dollars, to approximately 1.9 billion dollars. As we’ve discussed previously, we believe that our ERC, which reflects the estimated remaining value of our existing portfolios, is conservatively stated because of our cautious approach to setting initial curves and our practice of only increasing future expectations after a sustained period of over-performance.

As Brandon mentioned, third quarter collections were very strong, at 246 million dollars, up 30 percent from 2011. Our call centers contributed 48 percent of total collections, or 117 million dollars, compared to 83 million dollars. Direct cost per dollar collected in our call centers fell to 5.9 percent in the third quarter, from 7.2 percent.

This improvement is largely the result of two factors. The first is enhancements to our analytical models, which allow us to focus our efforts on consumers who we believe have the ability and are most likely to pay. The second is the increasing maturity of our operations center in India. In the third quarter, our call center in India accounted for 53 percent of total call center collections, compared to 50 percent in 2011.

Legal channel collections grew to 111 million dollars in the third quarter, compared to 95 million dollars, and accounted for 45 percent of total collections. Cost-to-collect in the legal channel was 39.1 percent, down from 42.3 percent.

I’d like to reiterate that our long-stated preference is to work with our consumers to negotiate a mutually acceptable payment plan, tailored to their personal financial

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

situation. These plans almost always involve substantial discounts from what is owed. We not only believe that this is the right thing to do for our consumers, but the right thing to do for our business. When we do litigate, we pledge to be fair and reasonable throughout the process. Unfortunately, the vast majority of our consumers do not engage with us to resolve their financial obligations. Accordingly, and as a last resort, we are often left only with the option of using legal means to recover debts that are owed.

Finally, 7 percent of collections came from third-party collection agencies. In general, we expect collections from this channel to continue to decline as we shift more of our work to our internal call centers at a lower overall cost-to-collect. As a result of the large portfolio purchase we completed in the second quarter, we saw a temporary increase in third-party collections as many of those assets were already placed with third-party agencies at the time of acquisition. Because of our lower cost-to-collect, and because we are better able to ensure a consistently positive consumer experience, we will continue to shift much of this work to our internal call centers.

Consistent with our stated practice and in keeping with our Consumer Bill of Rights, we had no portfolio sales in the quarter.

Moving on, revenue from receivable portfolios was 141 million dollars, an increase of 21 percent over the 116 million dollars in 2011.

As a percentage of collections, and excluding the effects of allowances, our revenue recognition rate was 56.9 percent, compared to 62.1 percent in 2011. Our revenue recognition rate is attributable to our cautious approach when setting initial IRRs and our policy of increasing them gradually, after periods of over-performance. For example, as a result of sustained over-performance, we have slowly increased the multiples on the 2009, 2010 and 2011 vintages, to 2.9, 2.7, and 2.3 times respectively, up from 2.4, 2.2 and 2.0 times, respectively.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

During the quarter, we had 700 thousand dollars in net allowance reversals, compared to 1.6 million dollars of allowance charges in 2011.

Looking at the breakdown by year, we had 139 thousand dollars of allowance reversals in the 2005 vintage, 25 thousand in the 2006 vintage, 343 thousand in the 2007 vintage, 908 thousand in the 2008 vintage, and 919 thousand dollars in ZBA allowance reversals. These were partially offset by allowances of 1.0 million dollars in the 2006 vintage, and 590 thousand dollars in the 2007 vintage.

We had no allowance charges for the 2009, 2010, 2011 or 2012 vintages, as has been the case since we acquired these portfolios.

As many of you know, we account for the business on a quarterly pool basis, rather than overall. When pools under-perform, we take allowance charges, which are reflected as an immediate reduction in revenue. We measure under-performance against the current yield that is assigned to a pool, not its original expectation. This pool-by-pool accounting treatment leads inevitably to non-cash allowance charges in certain periods, even when we are over-performing a pool’s initial expectations.

In contrast, when pools over-perform, that over-performance is not reflected immediately. Once we have evidence of sustained over-performance in a pool, we will increase that pool’s yield.

Unlike allowance charges, which are realized immediately, this increased yield will be reflected as increased revenue during the current and future quarters. Consistent with this practice, and as a result of continued over-performance primarily in the 2009, 2010, and 2011 vintages, we increased yields in those pool groups this quarter.

Shifting now to expenses, our total operating expenses were 104 million dollars, up from 85 million dollars in the third quarter of 2011. Included in operating expenses were stock-based compensation charges of approximately 2 million dollars.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Turning to Propel, the integration continues to move ahead successfully, as Brandon mentioned. The transaction was finalized in mid-May and Propel experienced a successful third quarter. As Propel becomes more meaningful, we will provide additional context in our quarterly earnings calls. We are pleased to note that this quarter Propel contributed 1.4 million dollars of net income.

Before turning the call over to the operator for questions, Brandon has a few, final remarks.

Encore Capital Group, Inc. Third Quarter 2012 Conference Call Prepared Remarks November 1, 2012

Brandon

This is an important time in the history of Encore and our industry. We are in a period of significant change for our industry as a whole, and we expect the collection landscape to change dramatically over the next few years. For too long, firms have been started in this industry with a handful of staff, an excel spreadsheet and some legacy relationships. That will not be the case going forward. We expect to see a significant number of existing firms go away and the required level of investment for new entrants to increase meaningfully. No longer will large financial institutions place or sell their consumers’ accounts to a hedge fund or an operator without the ability to withstand heightened regulatory scrutiny. Encore is positioned extremely well for this period of change and the new landscape that will follow, and we look forward to working with our new regulators and continuing to treat consumers with the respect and fairness they deserve.

With that, we would be happy to answer any questions you may have.

Operator, please open up the line for questions.